UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 15, 2012
Date of Report (Date of earliest event reported):

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-20540	95-4023433

(Commission File Number)	(IRS Employer Identification No.)

26745 Malibu Hills Road, Calabasas, California	91301

(Address of principal executive offices)	(Zip Code)

(818) 878-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 15, 2012, in connection with the closing of the merger as described in Item 2.01 below, On Assignment, Inc., a Delaware corporation (the “Company”) entered into an Investor Rights Agreement, dated as of May 15, 2012 (the “Investor Rights Agreement”), with Jeffrey E. Veatch, as the representative of the shareholders (the “Shareholder Representative) of Apex Systems, Inc., a Virginia corporation (“Apex Systems”), and the former shareholders and certain former option holders of Apex Systems who became stockholders of the Company upon the closing of the merger.  The Investor Rights Agreement imposes certain restrictions on, and provides certain rights to, the former Apex Systems shareholders and option holders, in particular with respect to the shares of Company common stock they received in connection with the merger.  The terms of the Investor Rights Agreement, among other things, (i) provide the Shareholder Representative the right to designate up to two directors to the board of directors of the Company (the “Board”), (ii) provide that certain of the former Apex Systems shareholders must vote their shares in favor of matters approved by the Board that are subject to a vote of the stockholders of the Company for a period of 12 months from the closing of the merger, and (iii) include provisions intended to prevent a disorderly sale of the shares of Company common stock issued in the merger. A copy of the Investor Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

On May 15, 2012, the Company entered into a new senior secured credit agreement with Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, Fifth Third Bank, as documentation agent and the lenders party thereto.  The new credit agreement is described in Item 2.03 below and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On March 20, 2012, the Company entered into an Agreement of Merger, dated as of March 20, 2012 (the “Merger Agreement”), by and among the Company, OA Acquisition Corp., a Virginia corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Apex Systems, and Jeffrey E. Veatch, as the Shareholder Representative.  For additional information on the Merger Agreement and the transactions contemplated thereby, please see the Current Report on Form 8-K filed by the Company on March 26, 2012.  A copy of the Merger Agreement was filed previously as Exhibit 2.1 to such Current Report.

On May 15, 2012, pursuant to the Merger Agreement, Merger Sub was merged with and into Apex Systems, with Apex Systems surviving the merger and continuing as a wholly owned subsidiary of the Company (the “Merger”).  Pursuant to the Merger Agreement, the Company issued 14,304,548 shares of common stock of the Company to the holders of shares of common stock and options to purchase common stock of Apex Systems immediately prior to the effective time of the Merger.

Additional information about the Merger, including a description of Apex Systems, the former shareholders of Apex Systems from whom Apex Systems was acquired by the Company in the Merger and relationships between such shareholders and the Company and any of its officers, directors and/or affiliates, and other information, was filed previously in the Definitive Proxy Statement on Schedule 14A by the Company on April 13, 2012, which was mailed to stockholders of the Company on or about April 16, 2012.

The Company intends to provide any required additional financial statements relating to the Merger under cover of a Current Report on Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On May 15, 2012, the Company entered into a new senior secured credit agreement with Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, Fifth Third Bank, as documentation agent and the lenders party thereto.  The new credit agreement consists of (i) a $100.0 million, five-year term A loan facility, (ii) a $365.0 million seven-year term B loan facility and (iii) a $75.0 million, five-year revolving loan facility, including a $10.0 million swingline subfacility (including a $5.0 million cash management swing line sublimit) and a $15.0 million sublimit for letters of credit.  The new credit agreement also provides the ability to increase the loan facilities for up to $75.0 million in additional principal amount of revolving or term B loans, subject to receipt of lender commitments and satisfaction of specified conditions.

Borrowings under the new credit agreement bear interest through maturity at a variable rate based upon, at the Company’s option, either the Eurodollar rate or the base rate (which is the highest of the administrative agent’s prime rate, one-half of 1.00% in excess of the overnight federal funds rate, and 1.00% in excess of the one-month Eurodollar rate), plus in each case, an applicable margin. The applicable margin for Eurodollar rate loans for the revolving loans and the term A loans ranges, based on the applicable leverage ratio, from 2.75% to 3.25% per annum and the applicable margin for base rate loans ranges, based on the applicable leverage ratio, from 1.75% to 2.25% per annum.  The applicable margin for Eurodollar rate loans for the term B loans is 3.75% per annum and the applicable margin for base rate loans is 2.75% per annum.  The Company is required to pay a commitment fee equal to 0.50% per annum on the undrawn portion available under the revolving loan facility if its leverage ratio is greater than or equal to 3.00:1.00, a commitment fee equal to 0.40% per annum if its leverage ratio is less than 3.00:1.00 but greater than or equal to 2.00:1.00 and a commitment fee equal to 0.30% per annum if its leverage ratio is less than 2.00:1.00.  Additionally, the Company is required to pay variable per annum fees equal to the applicable margin for Eurodollar rate loans in respect of outstanding letters of credit.

During the five years after the closing date, the Company will be required to make quarterly amortization payments on the term A loan facility in the amount of $2.5 million.  During the seven years after the closing date, the Company will be required to make quarterly amortization payments on the term B loan facility in the amount of $912,500.   The Company is also required to make mandatory prepayments of loans under the new credit agreement, subject to specified exceptions, from excess cash flow and with the proceeds of asset sales, debt issuances and specified other events.

The Company’s obligations under the new credit agreement are guaranteed by substantially all of its direct and indirect domestic subsidiaries. The obligations under the new credit agreement and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible property and by a pledge of all of the equity interests in its direct and indirect domestic subsidiaries.

In addition to other covenants, the new credit agreement places limits on the Company’s and its subsidiaries’ ability to, incur liens, incur additional indebtedness, make loans and investments, engage in mergers and acquisitions, engage in asset sales, declare dividends or redeem or repurchase capital stock, alter the business conducted by the Company and its subsidiaries, transact with affiliates, prepay, redeem or purchase subordinated debt and amend or otherwise alter debt agreements.

The new credit agreement also contains a financial covenant requiring the Company to maintain a maximum ratio of consolidated funded debt to consolidated EBITDA that ranges from 4.50:1.00 to 3.00:1.00.  For the quarter ending June 29, 2012, the new credit agreement requires a maximum leverage ratio of not more than 4.50:1.00.  A failure to comply with these covenants could permit the lenders under the new credit agreement to declare all amounts borrowed under the new credit agreement, together with accrued interest and fees, to be immediately due and payable.

The new credit agreement is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

On May 15, 2012, in connection with the closing of the Merger described in Item 2.01 above, and as consideration for the Merger, the Company issued 14,304,548 shares of its common stock to the shareholders and certain option holders of Apex Systems immediately prior to the effective time of the Merger.  In issuing these shares, the Company relied on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) In connection with the closing of the Merger described in Item 2.01 above and as contemplated by the Investor Rights Agreement referred to in Item 1.01 above, Jeffrey E. Veatch, as the Shareholder Representative under the Merger Agreement, designated Brian J. Callaghan and Edwin A. Sheridan, IV as nominees to the Board and Jeffrey E. Veatch as the Non Executive Observer to the Board. Effective upon the closing of the Merger on May 15, 2012, Mr. Callaghan and Mr. Sheridan were appointed as new Class III members of the Board, with terms expiring at the annual meeting of the stockholders of the Company to be held in 2013.

Apex Systems leases two properties, Cox Road and Sadler Place, located in Glen Allen, Virginia and Apex Systems uses these properties as corporate headquarters.  Cox Road and Sadler Place are owned by ASI Partners, LLC and ASI Partners Sadler Place, LLC, respectively.  These entities are wholly owned by Jeffrey E. Veatch, Edwin A. Sheridan, IV, Brian J. Callaghan and Theodore S. Hanson.  The lease for Cox Place expires in 2015, with the option to renew for an additional term of 60 months. The lease for Sadler Place expires in 2017, with an automatic one-year extension unless either party gives written notice of termination. Rent paid for these properties aggregated approximately $1.1 million in 2009, $1.2 million in 2010 and $1.2 million in 2011.

In connection with the merger, Brian J. Callaghan, Edwin A. Sheridan, IV and Jeffrey E. Veatch will each own 3,730,180 shares of Company common stock which represents 7.18% of Company common stock, based on the number of issued and outstanding shares of Company common stock as of May 15, 2012.

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 14, 2012, the Company held its 2012 Annual Meeting of Stockholders (the “Annual Meeting”) at the Company’s offices in Calabasas, California.  A total of 37,603,199 shares of the Company’s common stock were entitled to vote as of April 13, 2012, the record date for the Annual Meeting.   There were 35,031,006 shares present in person or by proxy at the Annual Meeting, at which the stockholders were asked to vote on four proposals.  Below is a summary of the proposals and corresponding votes.

Proposal 1.  Share Issuance Proposal

           The first proposal was to approve the issuance of up to 17,485,898 shares of the Company’s common stock in the merger contemplated by the Merger Agreement (the “share issuance proposal”).  The share issuance proposal was approved as follows:

For	Against	Abstain	Broker Non-Votes
32,525,046	19,877	3,886	2,482,197

Proposal 2.  Election of Directors

           The second proposal was the election of two members of the Board to serve as directors until the 2015 annual meeting of stockholders or until their successors are duly elected and qualified.  Jeremy M. Jones and Edward L. Pierce were elected receiving votes as follows:

Nominee	For	Withheld	Broker Non-Votes
Jeremy M. Jones	31,201,520	1,347,289	2,482,197
Edward L. Pierce	31,444,117	1,104,692	2,482,197

Proposal 3.  Advisory Vote on Executive Compensation

           The non-binding advisory vote to approve the compensation of the Company’s named executive officers was approved as follows:

For	Against	Abstain	Broker Non-Votes
31,117,976	1,415,354	15,479	2,482,197

Proposal 4.  Appointment of Independent Accountants

           The appointment of Deloitte & Touche LLP to serve as independent accountants for the fiscal year ending December 31, 2012 was ratified by the Company’s stockholders as follows:

For	Against	Abstain	Broker Non-Votes
34,728,144	298,959	3,903	0

Item 8.01	Other Events

On May 15, 2012, the Company issued a press release announcing the closing of the Merger as described in this Current Report on Form 8-K.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)          Financial Statements of Businesses Acquired

The Company intends to provide any required additional financial statements relating to the Merger under cover of a Current Report on Form 8–K/A within the time allowed for such filing by Item 9.01(a)(4) of this Current Report on Form 8-K.

(b)           Pro Forma Financial Information

The Company intends to provide any required additional pro forma financial information relating to the Merger under cover of a Current Report on Form 8-K/A within the time allowed for such filings by Item 9.01(b)(2) of this Current Report on Form 8-K.

(d)           Exhibits

Exhibit No	Description
4.1
Investor Rights Agreement, dated as of May 15, 2012, by and among On Assignment, Inc., Jeffrey E. Veatch as the shareholder representative, and the former shareholders and certain former option holders of Apex Systems, Inc.

10.1
Credit Agreement, dated as of May 15, 2012, among On Assignment, Inc., Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. and Deutsche Bank Securities Inc., as co-syndication agents, Fifth Third Bank, as documentation agent and the lenders party thereto.

99.1	Press Release of On Assignment, Inc., dated May 15, 2012

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on May 15, 2012.

ON ASSIGNMENT, INC

/s/	James L. Brill
By:	James L. Brill

Its:	Senior Vice President, Finance and Chief Financial Officer